                                                             EXHIBIT (h)(14)(ii)

                               AMENDED SCHEDULE B

                          CONFORMING Assets GUIDELINES

BNY will utilize Open Bloomberg to determine whether the non-callable corporate debt securities have the requisite ratings from S&P and Moody's in performing the Conforming Assets Guideline review. In the event a corporate debt rating is not available on Open Bloomberg, BNY will apply the rating from Moody's and Standard & Poors, if available. If not, BNY will use the issuer's long-term debt rating for monitoring purposes.

Equity Asset Test

- Equity securities of any company included in the S&P 500 Index, as published by FactSet Data Systems, Inc. or by S&P

- Forward contracts on the S&P 500 Index, as traded on the Chicago Mercantile Exchange

- Exchange Traded Funds that invest in a portfolio of stocks designed to track the performance and dividend yield of the S&P 500 Index

Fixed Income Assets Test

- U.S. Treasury or Agency Zeroes, including Government Trust Certificates, which represent an interest in a government trust, the property of which consists of (i) a promissory note of a foreign government no less than 90% of which is backed by a full faith and credit guaranty issued by the Federal Government of the United States of America (issued pursuant to Title III of the Foreign Operations, Export, Financing and Related Borrowers Programs Appropriations Act, 1988) and (ii) a security interest in obligations of the United States Treasury backed by the full faith and credit of the United States of America sufficient to support the remaining balance (no more than 10%) of all payments of principal and interest on such promissory note, and which are rated at least AAA by S&P or Aaa by Moody's, maturing on, or within 90 days preceding, the Guarantee Maturity Date

- Non-callable corporate debt securities, maturing within 3 years (preceding or following) of the Guarantee Maturity Date and having a rating of at least AA-by S&P or Aa3 by Moody's

- U.S. Treasury Notes and U.S. Agency Notes maturing within 3 years (preceding or following) of the Guarantee Maturity Date

- if both Moody's and S&P have issued a rating thereon, such rating shall be no less than Aa3/AA-

-     U.S. Treasury Futures

Cash and Cash Equivalents Test

-     Cash and

- the following short-term securities with remaining maturities of 180 days or less:

(1) direct obligations of, and obligations fully guaranteed as to full and timely payment by the full faith and credit of, the United States of America, U.S. Agency Notes and U.S. Agency Zeroes;

(2) demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any state thereof; provided that at the time of investment therein the commercial paper or other short-term unsecured debt obligations thereof shall be rated at least A-1 by S&P or P-1 by Moody's

(3) bankers acceptances issued by any depository institution or trust company referred to in clause (2) above and

(4) commercial paper having at the time of the investment therein a rating of at least A-1 by S&P or P-1 by Moody's

(5) "Qualified Repurchase Agreements" which shall mean, with respect to any PPF and any Valuation Date, repurchase agreements that (i) mature in no more than seven days (ii) are 102% fully collateralized with cash, U.S. Treasury securities or U.S. Agency debentures, (iii) are marked-to-market and remargined daily, and (iv) are issued by sellers that at the time of issue have a short-term rating of P-1 from Moody's and A-1 or A-1+ from Standard and Poor's, or in the absence of a short-term rating of the issuer, the parent of the issuer has a short-term rating of P-1 from Moody's and A-1 or A-1+ from Standard and Poor's, provided that a repurchase agreement will not be a Qualified Repurchase Agreement, if immediately after its purchase the aggregate amount of all Qualified Repurchase Agreements would exceed 10% of the Total Net Assets, except that during the initial ten days of the Guarantee Period there shall be no limitation on Qualified Repurchase Agreements as a percentage of Total Net Assets.